UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 4, 2016

Pioneer Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Missouri	333-103293	44-0607504
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

4700 Belleview Avenue, Suite 300, Kansas City, Missouri	64112
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (816) 756-2020

Not Applicable
(Former name, former address and former fiscal year, if
changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2016, Laura V. Stack tendered her resignation from Pioneer Financial Services, Inc. (the “Company”), effective January 14, 2016, to pursue other opportunities. Ms. Stack served as the Chief Financial Officer, Chief Operating Officer, Treasurer, Assistant Secretary, Investor Relations Officer, and a director of the Company’s Board of Directors (the “Board”).

On January 7, 2016, the Board appointed Pamela D. Johnson, age 55, as Chief Financial Officer of the Company, effective as of January 14, 2016.

Ms. Johnson is the Chief Financial Officer of Heights Finance Corporation (“Heights”), an affiliate of the Company. Ms. Johnson joined Heights in December 2010. She holds a Bachelor and Master’s degree from Western Illinois University and has been a Certified Public Accountant since 1983. She began her career in audit and tax work with KPMG Peat Marwick, after which she spent nine years in the financial services as a Division Vice President at First of America Bank. For 10 years prior to joining Heights, Ms. Johnson served as CFO at Lincoln Office overseeing accounting, information technology, human resources, administration, and customer service, as well as maintaining financial relationships with two Fortune 100 companies. In addition, she has been CFO of a printing company, controller for the eighth largest direct-mail marketing firm in the United States, and CFO for a large technology consulting firm.

Also, on January 7, 2016, the Board appointed Ms. Alison LaBruyere to serve as a director on the Board and fill the vacancy created by Ms. Stack’s resignation. For six years, Ms. LaBruyere has served as the General Counsel of MidCountry Financial Corp., the Company’s parent. Ms. LaBruyere will serve on the Company’s Audit Committee and Compensation Committee.

Neither Ms. Johnson nor Ms. LaBruyere have family relationships with any of the Company’s directors or executive officers, and neither have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Name	Title	Date

/s/ Timothy L. Stanley	Chief Executive Officer, Vice Chairman of the	January 8, 2016
Timothy L. Stanley	Board (Principal Executive Officer)